Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Myomo, Inc. on Form S-8 of our report dated March 13, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Myomo, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, appearing in the Annual Report on Form 10-K of Myomo, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 28, 2023